Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 17, 2011, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Offeror (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Common Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

at

$5.50 Net Per Share

by

COLONEL OFFEROR SUB, LLC

a direct wholly-owned subsidiary of

COLONEL UK HOLDINGS LIMITED

and an indirect wholly-owned subsidiary of

COLONEL HOLDINGS, INC.

Colonel Offeror Sub, LLC, a Delaware limited liability company (“Offeror”) and an indirect wholly-owned subsidiary of certain equity funds managed by Apollo Management VII, L.P., is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (“Common Shares”), of CKx, Inc., a Delaware corporation (“CKx”), at a price of $5.50 per Common Share, net to the seller in cash, without interest, and subject to deduction for any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 2011 (the “Offer to Purchase”), and the letter of transmittal enclosed with the Offer to Purchase (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer” described in the Offer to Purchase. Tendering CKx stockholders whose Common Shares are registered in their own names and who tender their Common Shares directly to BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in the Letter of Transmittal for the Offer, transfer taxes on the sale of the Common Shares in the Offer. A stockholder of CKx who holds Common Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s Common Shares to Offeror in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 10, 2011, as amended on May 17, 2011 (the “Merger Agreement”), among Colonel Holdings, Inc., a Delaware corporation (“Parent”), Colonel Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and CKx. In accordance with the terms and conditions of the Merger Agreement, Merger Sub has assigned all of its rights and obligations thereunder relating to the Offer to Offeror. Following the purchase by Offeror of Common Shares in the Offer, Offeror will contribute all of the Common Shares purchased by it in the Offer to Merger Sub and, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CKx (the “Merger”), with CKx surviving the Merger as a direct wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of each of Parent and Colonel UK Holdings Limited, a United Kingdom private limited company that is a direct wholly-owned subsidiary of Parent (“UK Holdco”). As a result of the Merger, each outstanding Common Share (other than Common Shares owned, (i) directly or indirectly, by Parent, UK Holdco, Offeror, Merger Sub or CKx or (ii) by any stockholder of CKx who is entitled to and properly exercises appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive the Offer Price. As a result of the Merger, CKx will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of each of UK Holdco and Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, on June 14, 2011 (the “Expiration Date”, unless Offeror shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire) a number of Common Shares that, together with the number of Common Shares owned by Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. or Laura Sillerman (collectively, the “Sillerman Stockholders” and, the Common Shares owned by the Sillerman Stockholders, the “Sillerman Shares”) and held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Non-Tender and Support Agreement, dated as of May 10, 2011, by and among Parent and the Sillerman Stockholders (the “Sillerman Support Agreement”) represents at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase. The foregoing condition is referred to as the “Minimum Condition.” Offeror has expressly reserved the right, in its sole discretion, to waive any of the conditions the conditions to consummate the Offer, in whole or in part, at any time or from time to time, without the consent of CKx, except that Offeror cannot, without CKx’s consent, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Common Shares subject to the Offer, (iv) waive or change the Minimum Condition, (v) add to the conditions to consummate the Offer (the “Offer Conditions”), (vi) extend the expiration of the Offer except as required or permitted by the Merger Agreement or (vii) modify any Offer Condition or any term of the Offer in a manner adverse to the holders of Common Shares.

The purpose of the Offer is for Parent, through Offeror, to acquire control of, and the entire equity interest in, CKx. Following the consummation of the Offer, Offeror intends to effect the Merger.

The CKx board of directors has validly determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CKx’s stockholders. Accordingly, CKx’s board of directors believes that the Offer and the Merger are fair to all of CKx’s stockholders and recommends that CKx’s stockholders accept the Offer and tender their Common Shares to Offeror in the Offer and, if required, vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

Pursuant to the Merger Agreement, Offeror is required to extend the Offer beyond its initial Expiration Date for any period required by applicable law. In addition, if at any scheduled Expiration Date of the Offer, all of the Offer Conditions have been satisfied or waived other than the Minimum Condition, Offeror is entitled to and, if requested by CKx, is required to extend the Offer to the earliest to occur of (i) a date that is no more than fifteen business days after such previously scheduled Expiration Date (the length of each such period to be determined by Offeror in its sole discretion) or (ii) the later of (x) August 10, 2011 and (y) such other date on or prior to October 3, 2011 as Offeror may specify in its sole discretion by delivery of written notice to CKx. In addition, Offeror is permitted to, in its sole discretion, but is not required to, extend the Offer beyond its initial Expiration Date, (A) for a period of no more than fifteen business days in the aggregate, if at any time at or prior to any scheduled Expiration Date of the Offer, less than 78.75% of the number of Common Shares then outstanding less the number of Sillerman Shares (if any) held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement have been validly tendered and not withdrawn and/or (B) to provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not validly withdrawn as, if and when Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Offeror’s acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Offeror and transmitting such payments to tendering stockholders whose Common Shares have been accepted for payment. Under no circumstances will interest be paid on the Offer Price for the Common Shares, regardless of any extension of the Offer or any delay in making payment for the Common Shares.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares or timely confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Tenders of the Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after July 16, 2011. For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares, if different from that of the person who tendered such Common Shares. If certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Offeror will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Offeror, the Dealer Manager (as defined below), the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification. Withdrawals of tenders of Common Shares may not be rescinded, and Common Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by again following the procedures described in the Offer to Purchase, at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Common Shares whose names appear on CKx’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.

The exchange of Common Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Common Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a United States holder or a non-United States holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and by Rule 13e-3(e)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the information agent for the Offer (the “Information Agent”), or Goldman, Sachs & Co., the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal or any other materials related to the Offer may be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750 5834

Banks and Brokers May Call Collect: (212) 750 5833

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

(212) 902-1000 (Call Direct) or (800) 323-5678 (Toll Free)

May 17, 2011

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